Exhibit 99.1

350 South Grand Avenue, Suite 5100 Los Angeles, CALIFORNIA

Phone: 213 687-7700 WWW.RSAC.COM FAX: 213 687-8792

Reliance Steel & Aluminum Co.

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle Investor Relations (713) 610-9937 (213) 576-2428 kfeazle@rsac.com investor@rsac.com

RELIANCE STEEL & ALUMINUM CO.
COMPLETES CHAPEL STEEL CORP. ACQUISITION

     Los Angeles, CA — July 5, 2005 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that it has completed its previously disclosed acquisition of Chapel Steel Corp., headquartered in Spring House (Philadelphia), Pennsylvania. The Company paid $94.2 million in cash plus the assumption of approximately $16.8 million of debt for all of the outstanding common stock of Chapel, a privately held metals service center company founded in 1972. Current management and employees will remain in place with James R. Sutow serving as President and Chief Operating Officer of Chapel Steel Corp., a wholly owned subsidiary of Reliance. The acquisition will be immediately accretive to Reliance’s earnings.

     Chapel processes and distributes carbon and alloy steel plate products from five facilities in Pottstown (Philadelphia), PA; Bourbonnais (Chicago), IL; Houston, TX; Birmingham, AL; and Portland, OR. Chapel also warehouses and distributes its products in Cincinnati, OH and Hamilton, Ontario, Canada. Chapel’s net sales for the fiscal year ended December 31, 2004 were approximately $273 million. Chapel services the construction, defense, heavy equipment, shipbuilding, energy and other industries.

     Reliance’s Chief Executive Officer, David H. Hannah, said, “The Chapel acquisition will broaden and strengthen our product offerings, add new customers and fit quite well with our existing domestic operations.” James R. Sutow, Chapel’s President and Chief Operating Officer, said, “The entire Chapel team is excited about our future as a part of Reliance.” PNC Capital Markets, Inc. acted as financial advisor to Chapel Steel Corp. and its shareholders in this transaction.

(more)

2-2-2

     Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 100 locations in 31 states and Belgium, France and South Korea, the Company provides value-added metals processing services and distributes a full line of over 90,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 95,000 customers in various industries

     Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2005 Forbes Platinum 400 List of America’s Best Big Companies and was also named as one of “America’s Most Admired Companies” listed in the diversified wholesaler’s category in the March 7, 2005 issue of Fortune.

     This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which Reliance Steel & Aluminum Co. has no control. These risk factors and additional information are included in the Company’s reports on file with the Securities and Exchange Commission.

# # #